Exhibit 99.1
3555 Veterans Memorial Highway, Suite C Ronkonkoma, NY 11779 (631) 981-9700 - www.lakeland.com

Lakeland Industries, Inc. Reports Fiscal 2019 Second Quarter Financial Results

RONKONKOMA, NY – September 10, 2018 -- Lakeland Industries, Inc. (NASDAQ: LAKE) (the “Company” or “Lakeland”), a leading global manufacturer of protective clothing for industry, healthcare and to first responders on the federal, state and local levels, today announced financial results for its fiscal 2019 second quarter ended July 31, 2018.

Fiscal 2019 Second Quarter Financial Results Highlights and Recent Developments

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Net sales for 2Q19 of $25.6 million increased 7.1% from $23.9 million in 2Q18
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Gross profit for 2Q19 of $9.2 million increased 5.3% from $8.7 million in 2Q18
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Operating expenses of $7.5 million in 2Q19 increased from $6.5 million in 2Q18 for continued investment in growth and profitability enhancements including one-time items relating to IT infrastructure, and expansion in the sales force.
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Net income of $1.0 million in 2Q19 decreased from $1.8 million in 2Q18
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Cash of $14.9 million at the end of 2Q19 decreased from $15.8 million at the beginning of the fiscal year due to increased inventory purchases, capital expenditures for growth initiatives. and debt reduction
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Total debt was reduced by 12.2% to $1.5 million at end 2Q19 from $1.7 million at the beginning of the fiscal year
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Stockholders’ equity at the end of 2Q19 increased by 3.1% to $85.4 million from $82.8 million at the beginning of fiscal year
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Investments in digital transformation and global diversification
o
ERP system installation and IT infrastructure improvements
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Amazon.com distribution platform
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Vietnam manufacturing ramping up; India next

Management’s Comments

Christopher J. Ryan, President and Chief Executive Officer of Lakeland Industries, stated, “Second quarter fiscal 2019 sales were 7.1% higher than the year earlier period, which is a higher rate of growth than the year-over-year improvement of 6.0% for the first quarter. Reported revenue growth for the second quarter of this year is even more impressive considering that we had no revenue for three days from our US operations, representing roughly half of our consolidated activities, due to the implementation of the initial stage of an ERP system.

“The ERP implementation is part of a larger digital transformation that is expected to improve our long term financial performance and competitiveness on a global scale. This transformation includes initiatives to generate higher sales from multiple product categories and customer segments, improve gross margins, drive operating leverage and yield sustainably higher long term financial performance and management effectiveness. In the immediate term of the second quarter and to a lesser degree in the third and fourth quarters of fiscal 2019, the investments and cut-over adjustments for the new system implemented in the US have negatively impacted our financial results at the gross margin level as well as elevated operating expenses. In the near future we also will be deploying the ERP systems in our other major operations globally.

“Another component of our digital transformation is an e-commerce strategy with sales and distribution on Amazon.com. This is an important extension to our plans for long term revenue growth and customer diversification, while potentially providing contributions to margin enhancements and inventory management benefits. Our e-commerce strategy utilizes Amazon.com as the cornerstone of our cloud-based platform for online distribution, and serves as an ideal complement to our longstanding practices of sales and marketing on a business-to-business basis and through third party distributors. We are in effect leveraging alternative distribution channels, principally with Amazon, for retail and small business customer sales. We began distributing a limited set of products earlier this year on Amazon.com in the US. Distribution on the Amazon platform will be rolled out in multiple subsidiaries throughout our fiscal year, including Canada with a limited number of products during the fiscal second quarter. Most recently, we initiated sales on Amazon in Mexico. Our next launches on Amazon will take place in Australia and Europe.

“Across the board we are making solid progress as revenues increased in our domestic and international operations and all major country operations were profitable in the second quarter. An important development in the second quarter was the ramping up and commencement of operations of our new manufacturing facility in Vietnam. Since the first quarter, we have nearly doubled the workforce at this facility which had a staff of approximately 350 at July 31, 2018. Manufacturing in Vietnam should provide a lower cost basis as compared to China and also presents more favorable trade conditions for our sales into Asia-Pacific, Europe, Russia, South America and North America. Approximately 70% of our $1.0 million in capital expenditures in the second quarter was for equipment in Vietnam. We also have begun investing in India which is expected to become a very large manufacturing hub for the Company.

“Half way through fiscal 2019, we have been incredibly busy and made significant headway on all strategic fronts outlined during our capital raise in August 2017. In addition, our success is in large part drawn from our management team and we were pleased to have strengthened our leadership with the promotion of Charlie Roberson to the position of Chief Operating Officer in July 2018. With a larger workforce and higher overall increased operating expenses which included operating expenses that were incurred in the US as part of the new system deployments along with our investments in machinery, facilities, and the sales force, we are rapidly implementing our long term growth strategies and are well positioned to further improve top and bottom line results.”

Fiscal 2019 Second Quarter Financial Results

Net sales increased to $25.6 million for the three months ended July 31, 2018 compared to $23.9 million for the three months ended July 31, 2017, an increase of 7.1%. On a consolidated basis for the second quarter of fiscal 2019, domestic sales were $13.4 million or 52.2% of total revenues and international sales were $12.3 million or 47.8% of total revenues. This compares with domestic sales of $12.6 million or 52.8% of revenues and international sales of $11.3 million or 47.2% of the total revenue in the same period of fiscal 2018.

Domestic sales were impacted by no shipments being made during three days in the fiscal 2019 second quarter due to inventory reclassification and tracking requirements associated with the Company’s ERP system installation. Among the Company’s larger international operations, sales in China and to the Asia Pacific Rim increased $0.8 million or 6.1% mostly as intercompany demand increased (eliminated in consolidation) as industrial activity continued to improve. Canada sales decreased $0.2 million or 6.9% as compared to the prior year period in which the wild fire response created unusually high demand. UK sales increased $0.5 million or 22.9% as new distributors in Europe continue to place initial stocking orders. Russia and Kazakhstan sales combined increased $0.5 million or 124.1% as the Company continued to gain customers in this region, and Latin America sales increased $0.5 million or 29.9% reflecting an overall increase in industrial activity in that region.

Gross profit increased $0.5 million or 5.3% to $9.2 million for the three months ended July 31, 2018, from $8.7 million for the three months ended July 31, 2017. Gross profit as a percentage of net sales decreased to 35.7% for the three-month period ended July 31, 2018 from 36.3% for the three months ended July 31, 2017. The gross margin decline reflects sales mix for certain product groups within disposables and chemical suits which was partially offset by price increases in select markets around the world and efforts to market higher margin woven and flame retardant products globally, particularly into the pipeline industry and to electric utilities domestically.

Operating expense increased 15.3% to $7.5 million for the three months ended July 31, 2018 from $6.5 million for the three months ended July 31, 2017. Operating expense as a percentage of net sales was 29.3% for the three months ended July 31, 2018 up from 27.2% for the three months ended July 31, 2017. The main factors for the increase in operating expenses are a $0.1 million increase in equity compensation, $0.1 million for sales salaries as the Company continues to ramp up sales efforts and expand its international sales force, $0.1 million for increased commissions and a $0.1 million increase in freight out as a result of increased sales volumes, $0.2 million increase in currency fluctuations primarily in Latin America, UK, and Canada, and a $0.1 million increase in IT infrastructure investments.

Operating income decreased to $1.6 million for the three months ended July 31, 2018 from $2.2 million for the three months ended July 31, 2017. Operating margins were 6.5% for the three months ended July 31, 2018, compared with 9.1% for the three months ended July 31, 2017 as the Company allocated resources to IT infrastructure.

Income tax expense was $0.6 million for the three months ended July 31, 2018 as , compared with $0.3 million for the same period of fiscal 2018. Lakeland subsidiaries are required to pay local taxes on certain country operations where those operations were profitable on a local basis. The increase in tax expense is a result of the country of origin of profits and the currency fluctuations in those countries as taxes are calculated based on local statutory profits prior to translation and to income taxes now being paid in Argentina, offset in part by lower USA tax rates. Cash paid for foreign taxes in the second quarter of fiscal 2019 was $0.6 million, compared with $0.3 million for the second quarter of fiscal 2018.

Net income for the three months ended July 31, 2018 was $1.0 million or $0.12 per diluted share, compared with $1.8 million or $0.25 per diluted share for the three months ended July 31, 2017. The results for three months ended July 31, 2018 are primarily due to increased operating expenses, including spending on global growth initiatives such as additional salespeople and IT investments, and a reduced gross margins which was partially offset by an increase in sales volume.

As of July 31, 2018, Lakeland had cash and cash equivalents of approximately $14.9 million and working capital of $68.3 million. To accommodate continued global growth, the seasonally strong fiscal second quarter and anticipated challenges relating to the ERP implementation, inventories increased to $46.4 million at July 31, 2018 from $42.9 million at the end of fiscal 2018. As a result, cash and cash equivalents decreased $0.9 million or 5.4% from the beginning of the fiscal year, while working capital increased by $2.2 million for an improvement of 3.3%. The Company’s $20 million revolving credit facility had a $0 balance as of July 31, 2018 and January 31, 2018. Total debt outstanding at July 31, 2018 was $1.5 million, down by over $0.2 million or 12.2% from $1.7 million at January 31, 2018.

The Company incurred capital expenditures of approximately $1.0 million during the second quarter of fiscal year 2019, compared to $0.3 million in the second quarter of fiscal 2018. The increased level of capital expenditures primarily includes the cost for a phased global rollout of a new ERP system and additional equipment in Vietnam.

No stock was acquired as part of the Company’s $2.5 million stock repurchase program which was approved on July 19, 2016.

Financial Results Conference Call

Lakeland will host a conference call at 4:30 pm eastern today to discuss the Company’s fiscal 2019 second quarter financial results. The call will be hosted by Christopher J. Ryan, Lakeland’s President and CEO, and Teri W. Hunt, Lakeland’s Chief Financial Officer. Investors can listen to the call by dialing 877-407-8033 (Domestic) or 201-689-8033 (International).

For a replay of this call through September 24, 2018, dial 877-481-4010, Pass Code 37195.

About Lakeland Industries, Inc.:
Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,200 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies. For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries, Inc.
Darrow Associates
631-981-9700
512-551-9296
Christopher Ryan, CJRyan@lakeland.com
Jordan Darrow, jdarrow@darrowir.com
Teri W. Hunt, TWHunt@lakeland.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (GAAP), the Company uses the following non-GAAP financial measures: EBITDA, Adjusted EBITDA and Free Cash Flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

(tables follow)

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
 CONDENSED CONSOLIDATED BALANCE SHEETS ($000’s) Except Share Information
(UNAUDITED)

ASSETS	July 31,	January 31,
	2018	2018
Current assets
Cash and cash equivalents	$14,933	$15,788
Accounts receivable, net of allowance for doubtful accounts of $515 and $480 at July 31, 2018 and January 31, 2018, respectively	13,627	14,119
Inventories, net of allowance of $2,463 and $2,422 at July 31, 2018 and January 31, 2018, respectively	46,358	42,919
Prepaid VAT tax	2,759	2,119
Other current assets	2,432	1,555
Total current assets	80,109	76,500
Property and equipment, net	9,524	8,789
Assets held for sale	150	150
Deferred income tax	7,253	7,557
Prepaid VAT and other taxes	305	310
Other assets	189	354
Goodwill	871	871
Total assets	$98,401	$94,531
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$8,744	$7,057
Accrued compensation and benefits	1,411	1,771
Other accrued expenses	1,365	1,182
Current maturity of long-term debt	158	158
Short-term borrowings	85	211
Total current liabilities	11,763	10,379
Long-term portion of debt	1,233	1,312
Total liabilities	12,996	11,691
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)	-----	-----
Common stock, $.01 par; authorized 20,000,000 shares, Issued 8,472,640 shares; outstanding 8,116,199 shares	85	85
Treasury stock, at cost; 356,441 shares	(3,352)	(3,352)
Additional paid-in capital	75,221	74,917
Retained earnings	15,726	12,841
Accumulated other comprehensive loss	(2,275)	(1,651)
Total stockholders' equity	85,405	82,840
Total liabilities and stockholders' equity	$98,401	$94,531

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

($000’s except for share and per share information)

	Three Months Ended July 31,		Six Months Ended July 31,
	2018	2017	2018	2017
Net sales	$25,616	$23,909	$49,960	$46,870
Cost of goods sold	16,465	15,219	31,304	29,623
Gross profit	9,151	8,690	18,656	17,247
Operating expenses	7,505	6,508	14,593	12,593
Operating profit	1,646	2,182	4,063	4,654
Other income, net	30	4	29	6
Interest expense	(37)	(36)	(68)	(112)
Income before taxes	1,639	2,150	4,024	4,548
Income tax expense	622	308	1,139	996
Net income	$1,017	$1,842	$2,885	$3,552
Net income per common share:
Basic	$0.13	$0.25	$0.36	$0.49
Diluted	$0.12	$0.25	$0.35	$0.49
Weighted average common shares outstanding:
Basic	8,116,199	7,266,291	8,116,199	7,265,053
Diluted	8,177,135	7,280,050	8,168,758	7,316,876

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES Operating Results ($000) Reconciliation to GAAP Results
	Three months ended July 31,		Six months ended July 31,
	2018	2017	2018	2017

Net sales	$25,616	$23,909	$49,960	$46,870
Year over year growth	7.1%	-----	6.6%	-----
Gross profit	9,151	8,690	18,656	17,247
Gross profit %	35.7%	36.3%	37.3%	36.8%
Operating expenses	7,505	6,508	14,593	12,593
Operating expenses as a percentage of sales	29.3%	27.2%	29.2%	26.9%
Operating income	1,646	2,182	4,063	4,654
Operating income as a percentage of sales	6.4%	9.1%	8.1%	9.9%
Interest expense	37	36	68	112
Other income, net	30	4	29	6
Pretax income	1,639	2,150	4,024	4,548
Income tax expense	622	308	1,139	996
Net income	$1,017	$1,842	$2,885	$3,552

Weighted average shares for EPS-Basic	8,116	7,266	8,116	7,265
Net income per share	$0.13	$0.25	$0.36	$0.49

Operating income	$1,646	$2,182	$4,063	$4,654
Depreciation and amortization	241	200	428	385
EBITDA	1,887	2,382	4,491	5,039
Equity Compensation	183	99	302	198
Adjusted EBITDA	2,070	2,481	4,793	5,237
Cash paid for taxes (foreign)	503	362	806	711
Capital expenditures	950	307	1,220	448
Free cash flow	617	$1,812	$2,767	$4,078

TTM Adjusted EBITDA	$9,231	$10,140	$9,231	$10,140
TTM cash paid for taxes (foreign)	1,355	1,718	1,355	1,718
TTM capital expenditures	1,679	865	1,679	865
TTM free cash flow	$6,197	$7,557	$6,197	$7,557

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
Operating Results ($000)
Reconciliation of Non-GAAP Results

	Three Months Ended July 31,		Six Months Ended July 31,
	2018	2017	2018	2017
Net Income to EBITDA
Net Income	$1,017	$1,842	$2,885	$3,552
Interest	37	36	68	112
Taxes	622	308	1,139	996
Depreciation and amortization	241	200	428	385
Less Other income, net	(30)	(4)	(29)	(6)
EBITDA	1,887	2,382	4,491	5,039
EBITDA to Adjusted EBITDA (excluding non-cash and one-time expenses
Equity compensation	183	99	302	198
Adjusted EBITDA (excluding non-cash and one-time expenses	2,070	2,481	4,793	5,237
Adjusted EBITDA to Adjusted Free Cash Flow (excluding non-cash and one-time expenses)
EBITDA to Adjusted EBITDA (excluding non-cash and one-time expenses	2,070	2,481	4,793	5,237
Cash paid for taxes (foreign)	503	362	806	711
Capital expenditures	950	307	1,220	448
Adjusted Free Cash Flow (excluding non-cash and one-time expenses)	617	1,812	2,767	4,078